Contact:

Kearstin Patterson

Associate Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2008 First Quarter Results

$33.4 Million Cash Received

from the Sale of Orofacial Therapeutic Business

Franklin, Tenn. – May 8, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three months ended March 31, 2008. For the three months ended March 31, 2008, the Company reported net income of $31.3 million, or $1.62 per diluted share, compared to a net loss of $5.7 million, or $(0.34) per diluted share, for the same period in 2007. The Company ended the quarter with $92.8 million of cash and cash equivalents and long-term investments in marketable securities.

During the first part of 2008, the Company made the following significant advancements in its product development programs and other critical business areas:

Clinical Highlights

•

Reported a total of 170 patients have been enrolled, as of May 5, 2008, in the U.S. pivotal trial evaluating the safety and effectiveness of GEM OS1 to stimulate bone healing in foot and ankle fusions. The study design is a randomized, controlled, non-inferiority trial comparing GEM OS1 to autograft and will enroll up to 396 patients.

•

Reported a total of 81 patients have been enrolled, as of May 5, 2008, in the EU registration study with GEM OS1 for the treatment of foot and ankle fusions. This study is an open label trial in which all patients will receive GEM OS1 treatment and will enroll up to 125 patients.

•

Announced today that the Marketing Authorization Application (MAA) for GEM 21S Growth-factor Enhanced Matrix was validated and accepted for review by the European Medicines Agency (EMEA) in March. The MAA submission is required for approval of commercialization and distribution of GEM 21S as a medicinal product in the European Union (EU). As previously announced, BioMimetic will receive a $10 Million milestone payment from Luitpold Pharmaceuticals, Inc., which owns and markets that product through its Osteohealth Company, upon approval of GEM 21S in the EU.

•

Reported that the U.S. Food and Drug Administration (FDA) issued a letter to BioMimetic confirming that its U.S. GEM OS1 pivotal study for the treatment of foot and ankle fusions should continue as designed and that the FDA has taken no action to change the study status. This letter followed a posting on the FDA website of an Early Communication concerning the Agency’s ongoing safety review of Regranex®, a Johnson & Johnson product. Both GEM OS1 and Regranex contain recombinant human platelet-derived growth factor (rhPDGF-BB) (becaplermin) as the active ingredient, though Regranex is approved for up to 140 daily applications, in contrast to GEM OS1 which is applied as a single application at the time of surgery.

Corporate Highlights

•

Generated $33.4 million in cash with the closing of the January 2008 sale of the Company’s remaining orofacial therapeutic business, including the downstream formulation, fill and finish manufacturing rights of GEM 21S, to Luitpold Pharmaceuticals, who markets the product through its Osteohealth Company division. In total, BioMimetic will receive $43.4 million in cash as a result of the transaction, plus ongoing royalty payments based on net sales of GEM 21S and future products in the dental and cranio-maxillofacial fields. The remaining $10 million in milestones from this transaction, as well as an additional $10 million milestone payment associated with a previous research, development and marketing agreement with Luitpold, are payable upon completion of certain milestones anticipated prior to year-end 2009.

•

Entered into a distribution agreement in April with Joint Solutions Alliance Corporation, a sales and distribution company for orthopedic products headquartered in Burlington, Ontario, Canada. As part of this agreement, Joint Solutions will act as the exclusive distributor of BioMimetic’s GEM OS1 Bone Graft and GEM OS2 Injectable Bone Graft products in Canada. The agreement has an initial two-year term expiring in April 2010, and is subsequently renewable for additional one-year terms. BioMimetic will also deploy a product specialist in the Canadian market to work collaboratively with the Joint Solutions Team.

•

Presented nine oral and poster presentations highlighting pre-clinical and clinical data in the orthopedic space at the AAOS/ORS meetings held in San Francisco in March. The Company also hosted an investor and analyst meeting that highlighted pre-clinical and clinical data, and provided guidance on new clinical opportunities and updates on the Company’s clinical pipeline.

•

Received U.S. Patent Office approval of a 2.7 year patent term extension on a key patent that protects GEM 21S, a product approved by the FDA for the treatment of bone loss associated with advanced periodontal disease. Upon issuance of the certificate of extension, the patent’s term will extend to March 8, 2012.

•	Scheduled the Annual Meeting of Stockholders to be held on Thursday, June 12, 2008 at 8:00 a.m. CDT at the Company’s corporate headquarters south of Nashville, Tennessee.

“Over the past quarter we strengthened our balance sheet significantly and continued our focused orthopedic product development efforts, including advancing our pivotal clinical trials for GEM OS1 in the United States and EU,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic

Therapeutics. “With our GEM OS1 product registration filing expected to be submitted in Canada in the second quarter, additional data from our GEM OS2 injectable bone graft clinical trial expected in the third quarter, the anticipated completion of enrollment later this year in the U.S. and EU pivotal GEM OS1 clinical trials for foot and ankle fusions and the cash reserves from the sale of GEM 21S, we are well positioned to exploit the large and growing opportunity in orthobiologics and become one of the leading regenerative biologics companies in orthopedics.”

Additional Financial Results

For the three months ended March 31, 2008, the Company reported a gain of $39.3 million resulting from the January 2008 sale of its orofacial therapeutic business. In addition, the Company reported revenues of $0.5 million. This compares to revenues of $0.4 million for the three months ended March 31, 2007.

Research and development expenses totaled $6.1 million for the three months ended March 31, 2008, compared to $3.9 million for the three months ended March 31, 2007. The increase in 2008 research and development expenses was primarily due to new and ongoing clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the EU, as well as continuing expenses associated with pre-clinical studies and regulatory filings. In addition, expenses for salaries, wages, benefits, stock based compensation expenses, supplies and other employee costs have increased as a result of a net increase of 19 new employees in research and development functions.

General and administrative expenses were $2.3 million for the three months ended March 31, 2008, compared to $2.0 million for the three months ended March 31, 2007. These expenses consist of salaries, wages and related benefits for employees in general and administrative functions, professional services, rent and utility costs for the Company’s facilities, minimum royalty payments per the Company’s patent licensing agreements and costs of operating as a public company.

2008 Financial Guidance

The Company had approximately $92.8 million of cash, cash equivalents and long-term investments in marketable securities as of March 31, 2008. Based on current operating plans, forecasted timing and cost of clinical trials and other product development programs, the Company anticipates its 2008 year-end balance of cash, cash equivalents and marketable securities to range from $71 to $78 million, and anticipates that its net cash flow will be between $4 and $11 million, including $10 million in additional milestone payments that the Company anticipates receiving in the fourth quarter of 2008 from Luitpold, its GEM 21S marketing partner. Income before income taxes for the year ending December 31, 2008 is forecasted to be in the range of $2 to $9 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on May 9, 2008 at 8:30 a.m. EDT to discuss the first quarter 2008 financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on May 9, 2008 by dialing 888.713.4209 (passcode: 30353831). The international dial in number is 617.213.4863, and the same passcode applies. Participants should dial in 10 minutes prior to the call if they have not pre-registered.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease, which was subsequently sold to Luitpold Pharmaceuticals, Inc. Currently, the Company has clinical trials ongoing with its product candidates GEM OS1 and GEM OS2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s lead product candidates and GEM 21S all combine recombinant human platelet derived growth factor (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$35,164,801	$25,482,587
Receivables – trade	13,900	2,243,318
Receivables – other	425,332	1,144,755
Prepaid expenses	414,053	681,189
Assets held for sale	—	3,436,911
Total current assets	36,018,086	32,988,760
Marketable securities	57,600,000	41,800,000
Inventory	2,008,942	787,132
Receivables – long term	9,549,080	—
Property and equipment, net	5,504,603	5,559,930
Capitalized patent license fees, net	5,505,475	6,003,321
Deposits	2,904,000	2,478,823
Total assets	$119,090,186	$89,617,966
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,956,359	$4,150,093
Accrued payroll, employee benefits and payroll taxes	1,029,811	1,665,838
Other accrued expenses	814,435	1,201,277
Current portion of capital lease obligations	17,557	17,351
Deferred liability	1,250,000	1,250,000
Deferred revenue	971,188	973,849
Total current liabilities	9,039,350	9,258,408
Accrued rent – related party	371,464	362,200
Capital lease obligations	48,433	52,900
Deferred revenue	17,252,584	17,492,055
Total liabilities	26,711,831	27,165,563
Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of March 31, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,457,285 shares issued and outstanding as of March 31, 2008; 18,351,312 shares issued and outstanding as of December 31, 2007	18,457	18,351
Additional paid-in capital	127,814,492	126,791,861
Accumulated other comprehensive loss	(2,400,000)	—
Accumulated deficit	(33,054,594)	(64,357,809)
Total stockholders’ equity	92,378,355	62,452,403
Total liabilites and stockholders’ equity	$119,090,186	$89,617,966

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2008	2007
Revenues:
Product sales	$—	$24,548
Royalty income	227,172	158,615
Sublicense fee income	242,132	175,029
Rental and other income	18,431	7,521
Total revenues	487,735	365,713
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	19,102
Research and development	6,141,223	3,943,522
General and administrative	2,344,427	2,047,689
Depreciation and capital lease amortization	355,793	244,480
Patent license fee amortization	616,222	541,109
	9,457,665	6,795,902
Loss from operations	(8,969,930)	(6,430,189)
Interest income, net	211,664	563,954
Investment income, net	882,062	171,936
Gain (loss) on disposal of equipment	5,025	(15)
Gain on disposal of orofacial therapeutic business	39,296,894	—
Income (loss) before income taxes	31,425,715	(5,694,314)
Income taxes	122,500	—
Net income (loss)	$31,303,215	$(5,694,314)
Net income (loss) per common share:
Basic	$1.70	$(0.34)
Diluted	$1.62	$(0.34)
Weighted average shares used to compute net income (loss) per common share:
Basic	18,366,814	16,909,714
Diluted	19,343,224	16,909,714